Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (the “Registration Statement”) of Riley Exploration Permian, Inc. (the “Company”) of our report prepared for the Company dated January 25, 2024, with respect to estimates of reserves and future net revenue of the Company as of December 31, 2023. We also hereby consent to all references to our firm or such report included or incorporated by reference into the Registration Statement.

Very truly yours,

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

Denver, Colorado

May 10, 2024